Exhibit 99.2

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT FD ASHTON PARTNERS:
Dennis Letham	Chris Kettmann
Chief Financial Officer	Investor and Media Inquiries
(224) 521-8601	(312) 553-6716
ANIXTER INTERNATIONAL INC.
REPORTS SECOND QUARTER NET LOSS OF $2.53 PER DILUTED SHARE,
INCLUDING GOODWILL IMPAIRMENT CHARGE OF $2.82 PER DILUTED SHARE,
ON SALES OF $1.22 BILLION
GLENVIEW, IL, July 28, 2009 — Anixter International Inc. (NYSE: AXE), a leading global distributor of communication products, electrical and electronic wire & cable, fasteners and other small parts, today reported results for the quarter ended July 3, 2009.
Financial Highlights
(In millions, except per share amounts)

	Three Months Ended			Six Months Ended
	July 3,	June 27,	Percent	July 3,	June 27,	Percent
(n.m. — not meaningful)	2009	2008	Change	2009	2008	Change
Net Sales	$1,220.6	$1,616.8	-25%	$2,491.8	$3,088.4	-19%
Impairment Charge	$100.0	—	n.m.	$100.0	—	n.m.
Operating (Loss)/Income	($58.7)	$121.8	n.m.	($1.8)	$223.3	n.m.
Net (Loss)/Income	($89.8)	$65.0	n.m.	($64.1)	$120.8	n.m.
Diluted (Loss)/Earnings Per Share	($2.53)	$1.66	n.m.	($1.81)	$3.06	n.m.
Diluted Weighted Shares	35.5	39.1	-9%	35.4	39.5	-10%
Note: Throughout this announcement prior year amounts have been restated to conform to the requirements of FASB Staff Position No. APB 14-1 “Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” that became effective in 2009.
Second Quarter Highlights
•	Sales of $1.22 billion decreased 25 percent compared to sales of $1.62 billion in the year ago quarter. Major items affecting sales included:
•	$76.2 million in unfavorable foreign exchange rate effects versus prior year

•	$50.7 million in estimated unfavorable effects from lower copper prices

•	$41.1 million of incremental sales due to 2008 acquisitions

•	Exclusive of foreign exchange, copper price and acquisitions, the year-on-year organic sales decline was 19 percent
•	Second quarter operating loss of $58.7 million includes a $100.0 million goodwill impairment charge related to European operations. The impairment charge is due to continued operating losses during the quarter and a reduction in projected future cash flows from this operating segment based on the company’s revised outlook due to the weaker European economic forecast.

•	Exclusive of the non-cash goodwill impairment charge, operating income in the second quarter was $41.3 million, a decline of 66 percent from the $121.8 million reported in the year ago period. Operating income was negatively affected by a 19 percent organic sales decline resulting from the lack of a seasonal increase in sales in the more challenging macroeconomic environment in the current year along with the following items:
•	$10.8 million in estimated unfavorable effects from lower copper prices

•	$5.7 million of severance expense

•	$1.4 million in operating losses from 2008 acquisitions

•	$1.3 million in unfavorable foreign exchange effects versus prior year

Second quarter 2008 operating profits included a charge of $4.2 million related to the retirement of the company’s former CEO.
•	Second quarter operating margins, exclusive of the goodwill impairment charge, were 3.4 percent compared to 7.5 percent in the year ago quarter. In addition to the effects of the items outlined in the preceding bullet point, operating margins were negatively impacted by the effects of an unfavorable shift in sales mix that reduced gross margins.

•	Other expense of $3.3 million in the current quarter declined by 7 percent from the $3.6 million of expense in the year ago quarter. In the current quarter other expense largely resulted from $2.1 million of losses associated with the cancellation of interest rate hedging contracts due to the repayment of the related borrowings. The prior year expense was primarily due to a combination of foreign exchange losses and reductions in the cash surrender value of company-owned life insurance policies.

•	Net loss of $89.8 million, including $100.0 million of expense related to the goodwill impairment charge, compares to $65.0 million of net income reported in the year ago quarter, which included after-tax expenses of $2.6 million related to the retirement of the company’s former CEO.

•	Diluted loss per share of $2.53, inclusive of $2.82 loss per share related to goodwill impairment, compares to diluted earnings per share of $1.66 in the year ago quarter that included 7 cents per diluted share of expense related to the above-mentioned retirement of the company’s former CEO.

•	The fully diluted weighted share count of 35.5 million reflects a decrease of 9 percent from the 39.1 million reported in the year ago quarter as a result of excluding common stock equivalents and effects of the convertible bonds due to their anti-dilutive effects on the 2009 net loss per diluted share.

•	Cash flow generated from operations was $171.6 million, or nearly four times the $43.5 million generated from operations in the year ago quarter due to lower working capital requirements in the current period.
Second Quarter Sales Trends
Commenting on second quarter sales trends, Robert Eck, President and CEO stated, “Our second quarter sales patterns were largely a continuation of flat daily sales patterns experienced over much of the first quarter. The usual seasonal patterns of consecutive quarter growth from the first to the second quarter failed to materialize. The additional holidays in the second quarter, compared to the first quarter, negatively impacted sales on a consecutive quarter basis by 4 percent. We are, however, encouraged that our sales on a holiday-adjusted basis have been relatively flat over the past six months, reflecting a possible sign of stabilization in our business.”
Eck added, “As we expected, year-on-year sales comparisons continue to be negatively impacted by the broader economic slowdown combined with the strengthening of the U.S. dollar and the decline in the spot market price of copper that occurred in late 2008. The year-on-year comparison was also affected by the lack of a seasonal pick-up in sales during the current quarter versus a strong seasonal pick-up in the second quarter of 2008, along with the timing of holidays that saw both the Easter and Fourth of July holidays fall within the second fiscal quarter in 2009.”

“All geographic segments, as well as all end markets, enterprise cabling and security, electrical wire & cable and OEM supply, reported year-on-year sales declines,” continued Eck. “The best performance was within our North American OEM supply market where we saw a 10 percent year-on-year organic decline. Our North American enterprise cabling and security sales were down 13 percent year-on-year. However, one sign that conditions in the North American enterprise cabling and security market may be nearing bottom was that sales within this market were up 2 percent on a sequential basis from the first to the second quarter of this year. Our worst performance in the quarter was within the European OEM supply market where we had a 46 percent year-on-year organic sales decline. Importantly, the sequential decline in this market has slowed considerably from rates experienced over the past few quarters, with sales down 10 percent sequentially before adjusting for the impact of holidays in the second quarter.”
Second Quarter Operating Results
“As highlighted previously, reduced sales volumes, lower copper prices and the translation effects of a stronger dollar combined to negatively affect performance in the second quarter,” commented Eck. “In addition to the effects of lower sales, we also saw lower gross margins primarily due to larger sales declines in our higher gross margin European segment and key end markets, including North American electrical wire & cable and worldwide OEM supply, than elsewhere in the business.”
“While the expense actions taken over the past few quarters are clearly producing their intended results, they have not been sufficient to offset continued sales weakness and the lack of a seasonal upturn in the business. As a result, in the second quarter, we recorded additional severance expense of $5.7 million that is expected to yield an additional $28 million of annualized expense savings beginning in the second half of 2009,” continued Eck. “Second quarter operating expenses of $235.2 million are down $27.1 million or 10 percent from the second quarter 2008 levels. Acquisitions completed in the past year added $13.3 million to current quarter expenses while foreign exchange effects reduced expenses by $16.1 million. The net effects of acquisitions and foreign exchange, together with current quarter severance costs and $4.2 million of prior year costs associated with the retirement of our former CEO, on year-on-year expenses was minimal. While we are continuing to adjust our cost structure to reflect the current economic landscape we are carefully balancing short-term cost reductions with a desire to preserve institutional knowledge, service capabilities and momentum on key initiatives so we can fully capture the benefits of a recovering market when the economy begins to improve.”
Company-wide operating margins declined to 3.4 percent (exclusive of the goodwill impairment charge) from 7.5 percent in the year ago quarter as the effects of lower sales and the adverse sales mix changes on gross margins were greater than the year-on-year operating expense reductions achieved in the second quarter.
North America operating margins declined to 4.6 percent from 8.3 percent in the year ago quarter as profitability was impacted by lower sales, lower gross margins due to less favorable sales mix and the effects of lower copper prices.
Europe operating margins were a negative 3.2 percent (exclusive of the goodwill impairment charge) as compared to a positive 5.3 percent in the year ago quarter due largely to a sales decline of 40 percent (33 percent organically), an unfavorable shift in sales mix that negatively affected gross margins and the effects of lower copper prices.

Emerging Markets operating margins decreased to 6.8 percent in the current quarter compared to 7.6 percent in the year ago quarter, due to lower sales that offset sales mix-related improvements in gross margin and good expense management.
Cash Flow and Leverage
“We are pleased with the fact that in the second quarter we generated $171.6 million of cash flow from operations or roughly four times the $43.5 million generated in the year ago quarter,” commented Dennis Letham, Executive Vice President-Finance. “For the first six months of the year, cash flow from operations was $259.6 million versus $98.9 million in the first six months of last year. The increase in cash flow reflects the lower working capital requirements associated with the organic reduction in sales, the deflationary effects of lower copper prices and the benefits of continued cost management. In the second half of 2009, we anticipate continuing positive cash flow from a combination of earnings, good expense management and further working capital adjustments.”
“Year-to-date we have made a number of significant changes in our capital structure, including the first quarter issuance of a new series of senior notes that raised net proceeds of $185.2 million to help diversify the sourcing of borrowed capital and reduce some of our dependency on the contracting bank credit market,” said Letham. “We have used the strong cash flow to reduce borrowings by $195.3 million from year end 2008. More recently, we have successfully concluded a renewal of our accounts receivable securitization facility through July of 2010 and amended our bank revolving credit agreement to adjust the covenants to ensure we have sufficient flexibility to work through the bottom of the current economic cycle. In both of these cases, we have reduced the size of the facilities to more realistically reflect our likely needs through the life of the facilities while still ensuring ample liquidity for growth when the economy improves.”
“We ended the quarter with cash balances of $112.8 million, $47.3 million of which was short-term invested cash. Based on recent amendments to our bank credit agreements we currently have $309.3 million in committed, unused lines of credit that run until 2012, as well as only $5.0 million of outstanding borrowings under our recently renewed $200 million accounts receivable securitization facility, giving us significant excess liquidity,” Letham continued. “We regard our strong financial position and available liquidity as significant competitive advantages and important differentiators from many companies in today’s market.”
Key capital structure and credit-related statistics for the second quarter include:
•	Quarter end debt-to-total capital ratio of 46.9 percent compared to 50.7 percent at the end of 2008

•	Excess invested cash increased from $6.0 million at the end of 2008 to $47.3 million at the end of the current quarter

•	Second quarter weighted average cost of borrowed capital of 6.8 percent compared to 5.5 percent in the year ago quarter

•	97 percent of quarter end borrowings have fixed interest rates, either by terms of the borrowing agreement or through hedging contracts
Business Outlook
Eck commented, “As previously noted, sales have remained relatively flat on a per day basis through much of the first half of the year, and at this time, there are no signs pointing to a significant change in this pattern. Assuming a continuation of this trend, a key component in determining sales expectations for the remainder of the year will be the number of holidays or vacation days that exist in a given quarter and whether or not customers will extend production shutdowns around those times. Extended holiday and vacation shutdowns are a trend we have seen over recent quarters as customers attempt to deal with the soft economic environment. In addition, beginning in the fourth quarter, we will begin exiting a multi-year customer relationship we have had with Alcatel Lucent. Due to a combination of lower industry spending in the end markets served under this contract and changing supply chain models since the acquisition of Lucent by Alcatel, this contract no longer meets our profitability targets. Beginning in 2010, this will reduce our annual sales by approximately 3 percent, but the company’s operating margins will be positively impacted.”
“We will continue to aggressively manage costs and working capital in response to evolving market conditions. As discussed, we will balance expense reduction efforts with continued focus and investment in those initiatives capable of providing both short-term benefits and improved long-term market positioning that will provide an advantage in a recovering economy. We remain focused on achieving profitable long-term growth and strong positive cash flow, while benefiting from our diverse geographic presence, product offerings and participation in many important end markets. Our most important objective in the upcoming years continues to be ensuring that we react appropriately to the economic cycle and in a manner that maintains our financial flexibility and positions us well for the eventual economic rebound,” Eck concluded.
2009 Accounting Change
As required by Financial Accounting Standards Board Staff Position No. APB 14-1 “Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion (Including Partial Cash Settlements)” the company is now accounting separately for the debt and equity components of its outstanding convertible bonds. As a result of this change, the company reported diluted losses per share for the second quarter and first six months of 2009 that were 6 cents and 11 cents greater, respectively, than would have been reported under the prior accounting rules. At the same time, the adoption of these new rules required the company to restate its previously reported results to give effect to these new rules. The effect of this change was to reduce second quarter and first six months 2008 earnings per diluted share by 5 cents and 10 cents, respectively, from the amounts previously reported.
Second Quarter Earnings Report
Anixter will report results for the 2009 second quarter on Tuesday, July 28, 2009 and broadcast a conference call discussing them at 9:30 am central time. The call will be Webcast by CCBN and can be accessed at Anixter’s Website at www.anixter.com/webcasts. The Webcast also will be available over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com, or by visiting any of the investor sites in CCBN’s Individual Investor Network (such as America Online’s Personal Finance Channel and Fidelity.com). Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). The Webcast will be archived on all of these sites for 30 days.
About Anixter
Anixter International is a leading global distributor of communication products, electrical and electronic wire & cable, fasteners and other small parts. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 425,000 products and over $950 million in inventory, 3) 232 warehouses with more than 6.5 million square feet of space, and 4) locations in 270 cities in 52 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on The New York Stock Exchange under the symbol AXE.
Safe Harbor Statement
The statements in this news release that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” “plan,” “project,” “should,” “may,” or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company’s actual results to differ materially from what is indicated here. These factors include general economic conditions, changes in supplier sales strategies or financial viability, political, economic or currency risks related to foreign operations, inventory obsolescence, copper price fluctuations, customer viability, risks associated with accounts receivable, potential impairment of goodwill and risks associated with integration of acquired companies. Please see the company’s Securities and Exchange Commission filings for more information.
Additional information about Anixter is available on the Internet at
www.anixter.com

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Operations

	13 Weeks Ended		26 Weeks Ended
	July 3,	June 27,	July 3,	June 27,
(In millions, except per share amounts)	2009	2008	2009	2008

Net sales	$1,220.6	$1,616.8	$2,491.8	$3,088.4
Cost of goods sold	944.1	1,232.7	1,922.0	2,355.8

Gross profit	276.5	384.1	569.8	732.6
Goodwill impairment	100.0	—	100.0	—
Operating expenses	235.2	262.3	471.6	509.3

Operating (loss) income	(58.7)	121.8	(1.8)	223.3
Interest expense	(17.3)	(14.3)	(31.8)	(28.8)
Other, net	(3.3)	(3.6)	(2.7)	(3.9)

(Loss) income before income taxes	(79.3)	103.9	(36.3)	190.6
Income tax expense	10.5	38.9	27.8	69.8

Net (loss) income	$(89.8)	$65.0	$(64.1)	$120.8

Net (loss) income per share:
Basic	$(2.53)	$1.84	$(1.81)	$3.39
Diluted	$(2.53)	$1.66	$(1.81)	$3.06

Average shares outstanding:
Basic	35.5	35.4	35.4	35.6
Diluted	35.5	39.1	35.4	39.5

Geographic Segments

Net sales:
North America	$901.6	$1,110.3	$1,826.1	$2,127.1
Europe	218.5	366.0	457.1	706.0
Asia Pacific and Latin America	100.5	140.5	208.6	255.3

	$1,220.6	$1,616.8	$2,491.8	$3,088.4

Operating (loss) income:
North America	$41.5	$91.6	$92.1	$172.2
Europe	(107.0)	19.5	(108.1)	33.4
Asia Pacific and Latin America	6.8	10.7	14.2	17.7

	$(58.7)	$121.8	$(1.8)	$223.3

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Balance Sheets

	July 3,	January 2,
(In millions)	2009	2009

Assets

Cash and cash equivalents	$112.8	$65.3
Accounts receivable, net	953.5	1,051.7
Inventories	984.9	1,153.3
Deferred income taxes	46.3	41.3
Other current assets	21.6	32.8

Total current assets	2,119.1	2,344.4

Property and equipment, net	89.6	86.0
Goodwill	369.9	458.6
Other assets	165.2	173.4

	$2,743.8	$3,062.4

Liabilities and Stockholders’ Equity

Accounts payable	$488.3	$582.1
Accrued expenses	142.5	161.9
Short-term debt	23.6	249.5

Total current liabilities	654.4	993.5

1.0% convertible senior notes	241.9	235.0
5.95% senior notes	200.0	200.0
10.0% senior notes	186.0	—
3.25% zero coupon convertible notes	170.3	167.5
Revolving lines of credit and other	99.1	250.0
Other liabilities	148.0	143.6

Total liabilities	1,699.7	1,989.6

Stockholders’ equity	1,044.1	1,072.8

	$2,743.8	$3,062.4

Financial Measures That Supplement GAAP
This report includes certain financial measures computed using non-Generally Accepted Accounting Principles (“non-GAAP”) components as defined by the Securities and Exchange Commission (“SEC”). The Company believes this information is useful to investors in order to provide a better understanding of the organic growth trends of the Company on a comparable basis. Management does not use these non-GAAP financial measures for any purpose other than the reason stated above.
Organic revenue growth measures revenue excluding the effects of foreign exchange and acquisitions for comparison of current period results with the corresponding period of the prior year. The Company believes that this measure provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of foreign exchange and acquisitions, which activities are subject to volatility and can obscure underlying trends.
Management recognizes that the term “organic revenue growth” may be interpreted differently by other companies and under different circumstances. Although this may have an effect on comparability of absolute percentage growth from company to company, the Company believes that these measures are useful in assessing trends of the Company and may therefore be a useful tool in assessing period-to-period performance trends.

Second Quarter Sales Growth Trends
	Second Quarter	Adjustments for:			Second Quarter	Second Quarter
	2009 Sales	Foreign Exchange	Acquisition	Copper	2009 Sales	2008 Sales	Organic
	(as reported)	Impact	Impact	Impact	(as adjusted)	(as reported)	Growth
	(in millions)
North America
Enterprise Cabling and Security	$504.3	$10.0	$—	$—	$514.3	$592.0	-13.1%
Wire & Cable	270.5	13.8	(7.7)	47.6	324.2	395.6	-18.0%
OEM Supply	126.7	1.7	(15.6)	—	112.8	125.7	-10.3%
Eliminations	0.1	—	—	—	0.1	(3.0)	n/a

Total North America	$901.6	$25.5	$(23.3)	$47.6	$951.4	$1,110.3	-14.3%

Europe
Enterprise Cabling and Security	$81.8	$14.1	$—	$—	$95.9	$125.1	-23.4%
Wire & Cable	44.8	7.8	—	3.1	55.7	68.5	-18.8%
OEM Supply	91.9	18.6	(16.6)	—	93.9	172.4	-45.5%

Total Europe	$218.5	$40.5	$(16.6)	$3.1	$245.5	$366.0	-32.9%

Emerging Markets	$100.5	$10.2	$(1.2)	$—	$109.5	$140.5	-22.1%

Anixter International	$1,220.6	$76.2	$(41.1)	$50.7	$1,306.4	$1,616.8	-19.2%

Six Month Sales Growth Trends
	June				June	June
	Year-to-Date	Adjustments for:			Year-to-Date	Year-to-Date
	2009 Sales	Foreign Exchange	Acquisition	Copper	2009 Sales	2008 Sales	Organic
	(as reported)	Impact	Impact	Impact	(as adjusted)	(as reported)	Growth
	(in millions)
North America
Enterprise Cabling and Security	$998.2	$24.8	$—	$—	$1,023.0	$1,127.8	-9.3%
Wire & Cable	552.1	31.1	(15.3)	81.4	649.3	757.9	-14.3%
OEM Supply	275.4	3.9	(34.0)	—	245.3	244.3	0.4%
Eliminations	0.4	—	—	—	0.4	(2.9)	n/a

Total North America	$1,826.1	$59.8	$(49.3)	$81.4	$1,918.0	$2,127.1	-9.8%

Europe
Enterprise Cabling and Security	$171.1	$30.4	$—	$—	$201.5	$236.8	-14.9%
Wire & Cable	92.1	19.6	—	7.0	118.7	134.8	-12.0%
OEM Supply	193.9	44.9	(34.5)	—	204.3	334.4	-38.9%

Total Europe	$457.1	$94.9	$(34.5)	$7.0	$524.5	$706.0	-25.7%

Emerging Markets	$208.6	$21.4	$(2.6)	$—	$227.4	$255.3	-10.9%

Anixter International	$2,491.8	$176.1	$(86.4)	$88.4	$2,669.9	$3,088.4	-13.6%